Exhibit 10.1

Factoring Agreement

between

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121 USA

- hereinafter referred to as the “Company”

and

Tradewind GmbH

Flughafenstraße 83

41066 Mönchengladbach

- hereinafter referred to as the “Factor”

hereinafter jointly referred to as “the Parties”.

Preamble

This factoring agreement (the “Agreement” or the “Factoring Agreement”) creates a special relationship of mutual trust, without any time limitation, requiring close co-operation and mutual information.

Factoring enables the Company to grant its customers the usual term of payment while obtaining the invoice value in cash immediately, based on the Factor purchasing the Company’s receivables arising from payment obligations in relation to agreements entered into with its customers and making immediate payments to the Company. The receivables for goods delivered or services rendered are thus not assigned to the Factor to secure a loan, but as valuable consideration for payment of the purchase price. Factoring hence has the function to strengthen the Company’s financial position and to ease its administrative burdens.

The proceeds from the sale of the receivables serve the Company primarily to pay for the purchased goods on time and to cover the current operating expenses.

§ 1
Offer to Purchase Receivables

1.	The Company undertakes for the duration of this Agreement to promptly offer to sell to the Factor all receivables arising from payment obligations in relation to agreements entered into with its commercial customers (hereinafter referred to as the “Debtors”) and are invoiced after the conclusion of this Agreement for the deliveries of goods and/or services completed by the Company (the “Receivables”). This obligation shall exist only in respect of Receivables from Debtors for whom the Factor granted the Company a Purchasing Limit (cf. § 3) at its request.

2.	The purchase offer (each an “Offer”) is submitted by the Company by sending the sales invoices which contain information relating to the Receivables against the Debtor, specifying the nature, amount, quantity, weight, Incoterms@ and due date of such Receivables, and by presenting all export documents (packing lists, transport and customs documents, etc.). The sales invoices must also indicate the amount and deadlines for discounts and bonuses (if any).

3.	By submitting each Offer, the Company guarantees that the goods or services indicated in the invoices were delivered to or performed for the Debtor in accordance with the agreement relating to the Receivables. The Factor has the right to request evidence and/or to inquire with the Debtors in this respect.

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§ 2
Purchase of the Receivables

1.	The Factor is obliged to accept each Receivable offered for sale if and insofar as: (a) a Purchasing Limit (c.f. § 3) was granted for the Debtor concerned and, taking into account the Receivables already purchased, such limit is available and sufficient to cover the full amount of all Receivables owed by the Debtor previously purchased and the Receivable now being offered for purchase, (b) the time period between receipt of the Offer and the invoice date for the Receivables being offered for sale does not exceed 7 days, (c) the Receivable complies with the conditions set out in Annex 1, including but not limited to the maximum term of payment and the defined currency (in general the Factor only accepts Receivables which have been invoiced in EUR, USD, GBP or CAD), (d) in case one of the following Incoterms® 2020 have been agreed on between the Company and the Debtor: FCA, FAS, FOB, CPT, CIP, CFR, CIF, EXW, (e) the Company informed the Debtor in writing of the assignment of these Receivables to the Factor as per the form requested by the Factor, and the Debtor agrees in writing to the assignment and undertakes to make payment to the Factor and the invoice includes the assignment clause mentioned in § 18 no. 2, (f) the goods and/or services indicated in the invoice were delivered or performed in accordance with the agreement relating to the Receivables, the Company submitted proof of delivery of the goods with all export documents and/or proof of performance of the services to the Factor, and (g) the Receivable has been originated without a breach of any Sanctions as defined in § 27, and the Debtor of such Receivable is not a Debtor in respect of which (or in respect of the country in which the Debtor is seated) a Sanction has been imposed which is related to the respective goods and/or services delivered.

2.	If any of the conditions under no.1 is not fulfilled, the Factor may decide at its discretion whether to purchase the Receivables. The Company shall nevertheless be obliged to fulfil the conditions without undue delay; this shall be a principal contractual obligation of the Company.

3.	In respect of all Receivables for which the Factor has no purchase obligation the Company shall be bound by its Offer to sell for 15 days upon receipt of the Offer by the Factor. Thereafter, the Company can restrict its commitment with regard to the Offer by setting a deadline for acceptance of the Offer within a further 8 days of receipt of this declaration. If the Factor does not accept the Offer within this period, the Offer shall expire.

4.	The acceptance of all Offers made by the Company shall be effected through the booking of the Receivable on the clearing account of the Company (cf. § 13 no. 4). The Factor’s declaration of acceptance does need not be received by the Company; this does not apply to the assignment of Receivables governed by English law (if any) which shall be effected by way of an assignment pursuant to and subject to the terms and conditions of the respective schedule.

5.	The assignment of Receivables governed by any law other than German law shall be subject to the relating schedule to this Agreement. The respective schedule shall be an integral part of this Agreement and any stipulations in the respective schedule shall overrule any contradicting stipulations in this Agreement.

§ 3
Purchasing Limit

1.	After the conclusion of this Agreement, the Factor may grant purchasing limits for Debtors requested by the Company at its discretion (“Purchasing Limit”). The Factor shall be obliged to purchase Receivables up to the amount of the Purchasing Limit (calculated on the basis of gross invoice value) in accordance with the requirements of § 1 no. 2 and § 2 no. 1.

2.	For any limit request by the Company, the Factor charges an annual credit check fee as set out in Annex 1.

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3.	The Factor is entitled to increase, reduce or cancel the Purchasing Limit at its discretion with effect for subsequent purchases (not retroactively), in particular, but not limited to: (a) if the Debtors’ credit rating changes, (b) the credit classification made by the Factor’s rating agency deteriorates, (c) payment periods contractually agreed on by the Company and the Debtor are not kept, (d) payments are otherwise not made punctually, (e) in case of a protest of a check or bill, (f) an application for the institution of insolvency proceedings, (g) general information deficits, (h) if the Company does not use the Purchasing Limit at all for 60 days or (i) if the Purchasing Limit is, in the Factor’s reasonable discretion, used below average.

§ 4
Receivables not Purchased

The Company may instruct the Factor to collect the unpurchased Receivables, acting as a collecting agency in its own name, but for the account of the Company. Such claims collected by the Factor shall serve as security for the Factor’s claims arising out of the factoring relationship. Unless otherwise agreed, the provisions for purchased Receivables shall apply analogously.

§ 5
Assignment

1.	The Company hereby assigns to the Factor in advance all future Receivables arising after the execution of this Agreement from the delivery of goods and/or the provision of services which the Company has or will have against all of its Debtors. For the avoidance of doubt, the assignment is always subject to overriding stipulations set out in the relevant schedule for the purchase of receivables from specific countries. The Factor hereby accepts the assignment. Insofar as this assignment also covers Receivables not purchased by the Factor, this assignment shall serve as security for claims of the Factor against the Company of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether direct or indirect (including those acquired by assignment) absolute or contingent due or to become due, now owing or hereafter arising, and however acquired (so-called security assignment).

2.	If and to the extent to which the advance assignment in accordance with § 5 no.1 above is invalid under the governing law of such Receivables, the Company undertakes to assign such Receivables to the Factor without undue delay after such Receivables come into existence. The transmission of the essential features describing and identifying such Receivable shall at the same time constitute the assignment offer by the Company to the Factor, and the credit entry on the clearing account by the Factor shall constitute its acceptance.

3.	The Company hereby irrevocably authorizes the Factor to notify the Debtor of the assignment on its behalf during the Term of this Agreement. This power of attorney shall not release the Company from its obligation pursuant to § 2 no. 1 of the Agreement to inform the Debtor in writing of the assignment of the Receivables by means of the form provided by the Factor, and to obtain the Debtor’s written consent.

§ 6
Security

1.	The Factor may demand security for all claims which it may have against the Company, also if the claims are contingent. If the Factor has refrained entirely or partly from demanding security when claims arose, the Factor can also demand security later if circumstances become known which justify a higher risk evaluation of the claims against the Company. That shall be considered to be the case especially if: (a) the financial situation of the Company seriously deteriorates or threatens to deteriorate, or (b) the value of existing securities (if any) decreases or threatens to decrease, or (c) there are repeated debit notes of a Debtor which exceed 5% of the value of the Receivables.

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2.	The Company assigns to the Factor all claims which it obtains under its agreement with the Debtor in connection with or arising from the Receivables sold and assigned hereunder. This shall apply especially to claims to repossession or redelivery of goods and to claims against the Debtor or the other party arising from infringement of trademarks, copyrights or licenses. This assignment also comprises the right of the Company to ask any insolvency officer to exercise its rights in the event of the Debtor’s insolvency.

3.	The Parties agree that the Factor shall become the owner or co-owner of chattel (bewegliche Sachen) which serve as security for the Company in respect of Receivables sold and assigned, even if title to such chattel has been retained or transferred by the Company as security. There is also agreement that all of the Company’s existing expectancy rights (Anwartschaftsrecht) for Receivables sold shall pass over to the Factor. The requirement of transfer of possession shall be replaced by the Company assigning (abtreten) its restitution claim (Herausgabeanspruch) against the Debtor to the Factor. The Factor accepts such assignment. The Company shall exercise its constructive possession (Ausüben des Besitzmittlungswillen) in respect of the collateral on behalf of the Factor.

4.	In the case of a sale by the Company to the Debtor but direct transport to a destination or person or entity as instructed by the Debtor, the Company assigns its claims against the relevant freight carrier (Frachtführer) and the Debtor’s right to claim possession (Herausgabeanspruch) of the goods to the Factor. The Company is obliged to have the notice included in the shipping documents, e.g. the consignment note, that the Factor has the right to give instructions regarding the goods. The Company’s obligations to the forwarder shall remain unaffected thereby.

5.	The Company hereby assigns all of its possible current and future insurance claims in respect of the assigned Receivables and goods transferred by way of security (e.g. credit insurance, transport, break-in, theft, fire insurance, etc.) as well as current and future damage claims relating to the goods. Insofar as this assignment depends on special further conditions, the Company undertakes to make the assignment in the necessary manner.

6.	All other ancillary rights are also assigned to the Factor, especially the right to demand payment of default interest because of default in payment by the Debtor, to cancel the Agreement and/or to demand damages.

7.	Insofar as ancillary rights are not transferred already by law, the Company undertakes to transfer to the Factor at its first request all rights which serve to collect and secure the Receivables sold.

8.	Regarding non-assignable rights, the Factor shall be entitled to exercise the Company’s rights in its own name, in particular contractual rights to alter the legal relationship. This authorization shall not end upon the effective date of the termination of this Agreement.

9.	Upon discharge of all secured claims, the Factor shall retransfer all securities granted to any person having provided the security. Prior to the discharge of all secured claims and always subject to Company’s request, the Factor shall at its discretion retransfer securities granted if and to the extent that the value of the securities exceeds the face amount of the secured claims of the Factor by 20%. However, the Factor will retransfer the securities to a third party if required to do so under applicable law.

10.	The Factor accepts the assignments offered under nos. 2-6. The Company covenants that the Receivables and the ancillary, security and preferential rights referred to above are free from any third-party rights.

11.	Should the Company or an affiliate of the Company (including, but not limited to Sonim technologies Germany GmbH) be in default with any of its obligations towards any other entity of the Tradewind group (including, but not limited to Tradewind Invest LLC, Tradewind Middle East Ltd, Tradewind Faktoring AS and Tradewind International Factoring Limited), the Company’s balances and its Affiliates’ balances shall jointly be liable for the repayment. The Company agrees to any set off between its balance and the balance of an Affiliate with any entity of the Tradewind group. As used herein, “Affiliate” shall mean (i) any company directly or indirectly controlling the Company, (ii) any company directly or indirectly controlled by the Company or (iii) any company that is directly or indirectly controlled by the company controlling the Company and, for this purpose, the term “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and “controlling” and “controlled” shall be construed accordingly.

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12.	The Company irrevocably authorizes the Factor at any time and from time to time to register this Agreement and all rights created herein in any jurisdiction where such registration or publication is deemed advisable by the Factor. The Company shall cooperate with Factor in the filing, recording or renewal thereof (and shall if requested execute such documents as may be necessary in such regard), and to pay all out-of-pocket search, filing and recording fees and expenses related thereto, and, to the extent required or permitted by applicable law, Company authorizes the Factor to sign Company’s name thereon. Company shall execute, acknowledge and/or deliver such other instruments or assurances as the Factor may reasonably request to effectuate the purpose of this Agreement. Company also ratifies any previous authorization for the Factor to have filed in any jurisdiction any such financing statements or amendments thereto if filed before the date of this Agreement.

§ 7
Factor’s del credere liability

1.	The Factor shall bear the risk of insolvency of the Debtor (del credere) for all Receivables purchased by the Factor. The Debtor shall be assumed to be insolvent if the Debtor fails to make payment within 210 days of maturity of a Receivable, unless the Debtor disputes its payment obligation wholly or partially, before or after maturity for reasons set out in § 8 no. 1.

2.	The Factor shall have no del credere liability for Receivables based on the delivery of goods dispatched after receipt of a limit cancellation (cf. § 3 no. 3). The same shall apply if the goods are dispatched, but not yet delivered, prior to receipt of the cancellation, and the Company fails to do everything to prevent the delivery of the goods to the Debtor.

3.	Liability shall also be excluded for the following Receivables: (a) Receivables which partially or fully exceed the Purchasing Limit, (b) Receivables which arise at or after the point in time in which another Receivable from the same Debtor has remained unpaid for more than 60 days after the original due date, (c) Receivables in connection with orders for which an advance payment was agreed on, if this advance payment is not received by the Factor prior to delivery, (d) Receivables which arise at a point in time in which there is a protest of a bill of exchange for which a Debtor was liable, (e) Receivables against an Affiliate of the Company, (f) Receivables from the delivery of goods which the Company has failed to secure by means of an extended retention of title.

§ 8
Liability of the Company for Receivables Sold

1.	The Company guarantees the existence and assignability of the Receivables sold and the absence of any defences and objections against the Receivables sold until the time of their settlement. The Company shall be liable for any subsequent change of the legal validity of such Receivables, especially their extinguishment by agreement with the Debtor or by avoidance or set-off, and for the contractual conformity of the goods delivered and/or services rendered by the Company. In particular, the Company guarantees that: (a) Debtor has no reason to demand damages because of non-performance, to cancel the agreement, to reduce the price and/or to assert a right of retention, and (b) goods may be imported by it or by the Debtor into the country of importation or destination and are not subject to any customs or trademark restrictions, and (c) Receivables arose from the delivery of goods and/or provision of services whose delivery and/or provision does not violate statutory or administrative regulations, and (d) Receivables are not subject to a prohibition of assignment, and (e) Receivables are based on invoices clearly addressed to the Debtor, and (f) terms of payment of the Receivables do not deviate from the terms indicated to the Factor, and (g) Receivables relating to goods and/or services which have not been sourced from or originated with a Sanctioned Entity or Sanctioned Territory and/or do not violate any applicable Sanctions as defined under § 27.

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2.	In the event of a violation of the guarantees and liabilities set out in § 8 no. 1, the Factor may demand that the defect be remedied within an appropriate period of time determined by the Factor (subsequent performance). Until the defect is remedied, the Factor shall have the right to retain any payment of credit balances to the Company.

3.	If and when the period of time defined in § 8 no. 2 expires without remedy of the relevant defect, the Factor may at its option cancel the purchase of the relevant Receivable and may (in addition) demand damages for non-performance. It is not necessary to set a deadline, if the Company acknowledges the objections or defences or if their justification is established by final and non-appealable judgement. Any other rights which the Factor may have by law shall remain unaffected thereby. The fees, costs and expenses charged under this Agreement will not be refunded.

4.	If the Debtor raises objections or defences or asserts counterclaims of any kind in a substantiated manner, the Factor shall have the right to provisionally debit the amount of the credited purchase price for the Receivable from the clearing account without thereby exercising the rights under § 8 no. 2. The provisional debit shall be reversed with effect from the point in time in which the legal existence of the Receivable is established by final and non-appealable judgement or in which the Debtor definitely acknowledges the Receivable. To avoid a provisional debit, the Company may provide security acceptable to the Factor or prove that the objections or defences do not exist.

§ 9
Accounts

1.	The Factor shall maintain the following accounts: (a) clearing account to enter business transactions between the Factor and the Company in the books, especially for credit entries for the purchase price and payments, and (b) reserve account, on which security pursuant to § 12 of this Agreement is posted.

2.	The clearing account is a current account. All purchase price payments, interest, charges, fees or other costs shall be debited from the respective clearing account. Credit balances shall be non-interest bearing. Debit balances shall bear interest on a current account basis at an interest rate as set out in Annex 1.

3.	The Factor shall provide a statement of account at the end of every month both in respect of the current amount of the Receivables as well as for the clearing account(s). The statement of account is provided to the Company electronically by uploading it to the Online Portal of the Factor until the 15th of each month following the month for which the statement of account is issued (cf. §10). The mutual claims having arisen in this time period (including interest, charges, fees and other costs of the Factor) shall be set off against each other and debited from the clearing account(s).

4.	Objections due to incorrectness or incompleteness of a statement of account must be made in writing by the Company before the 15th of the second month following the month for which the statement of account is issued. The objection shall be deemed to have been raised in time if received in time by the Factor. If objections are not raised in time, the Factor’s statement of account shall be deemed to have been approved.

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§10
Use of Online Portal

1.	The Company is provided with a free access to the Online Portal of the Factor (so called “Client Access”) after the execution of this Agreement. Via the Online Portal, the Company will receive electronic messages from the Factor. Electronic messages are all kind of messages, documents and information made available to the Company via the Client Access, especially the monthly statement of account(s) (§ 9 no. 3).

2.	The messages, documents and information provided are not binding and serve for information purpose only, except the monthly statement(s) of accounts.

3.	The Company undertakes to check the Online Portal at regular intervals no longer than 7 days and at the Factor’s specific request.

4.	In case of technical problems or other disorders which are outside of the Factor’s control, the Factor cannot guarantee access to the Online Portal.

§11
Invoice submission per EDI

1.	The Company is obliged to submit its invoices electronically. The Factor provides the Company with software free of charge (EDI program).

2.	If the EDI file is inaccurate the Factor shall not process the invoice submission. The Factor will inform the Company accordingly and request the correction of the data. The Company may also authorize the Factor to do the correction.

3.	For invoices which are not submitted by EDI or which have to be corrected by the Factor, the Company shall pay a fee as per Annex 1 of this Agreement.

§ 12
Security on the Reserve Account and Provisional Availment

1.	To secure the Factor’s possible claims under this Agreement, the Company must provide general security consisting of a part of the nominal payment claim shown in the commercial invoice , which is to be held on the reserve account (“Security Retention”). The Security Retention is determined by the difference between the amount of the commercial invoice and the financing rate as set out in Annex 1. The Factor may adjust the financing rate any time according to the changed financial situation of the Company. The credit balance on the reserve account shall also serve as security to the Factor for interest and for the costs according to § 16 of this Agreement, to the extent that they are to be borne by the Company.

2.	The Factor may use the credit balance on the reserve account based on the anticipated liability of the Company as per § 8 of this Agreement upon a Receivable becoming overdue, if the Debtor disputes the Receivable and the Company does not remedy it within the period set pursuant to § 8 no. 2. The availment shall persist until it has been established that the disputed claim is covered by del credere protection. The same shall apply to the expected legal costs pursuant to § 16.

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§ 13
Purchase Price

1.	Upon the purchase of a Receivable (always subject to overriding stipulations set out in the relevant schedule for the purchase of receivables from specific countries, as set out in the schedules), the Factor owes the Company a purchase price in the amount equivalent to the payment claim shown in the commercial invoice to the Debtor concerned (“Purchase Price”). To be deducted from the Purchase Price are: (a) factoring charges agreed on separately, (b) interest agreed on separately for the actual term of the Receivable (receipt of payment by the Factor or beginning of the Factor’s del credere liability), (c) risk surcharge if the Debtor creditworthiness is rated with increased risk (Grade 6 or higher by Euler Hermes / DRA 5 or lower by Coface) on the last working day of the month, which is to be calculated based on the limit approved for the Debtor (regardless of utilization of the limit), (d) any discounts, bonuses or other deductions which may be demanded by the Debtor, (e) general bank charges, account, transaction (incl. SWIFT) and conversion costs according to the currency of the invoice, (f) any fees for additional services provided by the Factor (e.g. legal fees, incorrect invoice submission, payment handling of incoming payments without or with incorrect reference) as per the Factor’s actual price list, and (g) any further charges according to Annex 1.

2.	Also to be deducted from the Purchase Price are the further taxes and other duties to be retained or paid by the Debtor on the basis of legal regulations, especially tax law. In case of del credere, the purchase price shall be reduced by the sales tax refund claim which the Company has in the event of a bad debt.

3.	From and after the Effective Date, Factor will review the then current interest rate(s) in effect

Receivables in EUR	3-months EURIBOR (“EURIBOR”)
Receivables in USD	30-day Average Secured Overnight Financing Rate + 30-day Fallback Spread (“USD SOFR”)
Receivables in GBP	1-month Compounded Sterling Overnight Index Average + 1-month Fallback Spread (“GBP SONIA”)
Receivables in CHF	Swiss Average Rate Overnight (“CHF SARON”)

as of the first banking day in Germany of the third month of each calendar quarter. In the event of a change in the relevant rate, the Company agrees that the Factor is entitled to adjust the interest rate, which, however, shall not fall below the interest rate set forth on Annex 1. The adjustment shall be effective from the first day of the following calendar quarter. In the event that relevant rate is unavailable during the initial or any renewal term of this Agreement, the Parties shall designate a comparable widely recognized reference interest rate. No failure or delay on the part of the Factor in exercising its right to adjust the interest rate shall operate as a waiver thereof or shall in any way impact the Factor’s right to future adjustments.

4.	The Purchase Price shall be credited to the respective clearing account (cf. § 9) in the respective currency of the invoice, unless otherwise agreed between the Parties. In the event the Receivable has been booked in a foreign currency, the foreign exchange risk shall be borne by the Company.

5.	The Factor shall make payments in respect of the credit entry in § 13 no. 1 in the gross invoice amount, minus the Security Retention, the factoring charges, the bank costs, and any discounts and bonuses granted by the Company, as well as any other agreed costs or fees. Notwithstanding all other contractual or statutory rights of the Factor, payments are subject to: (a) that the Company informed the Debtor in writing of the assignment of these Receivables to the Factor as per the form requested by the Factor, and the Debtor agrees in writing to the assignment and undertakes to make payment to the Factor and the invoice includes the assignment clause mentioned in § 18 no. 2, (b) delivery of the goods or performance of the services to the Debtor is evidenced by (export) documents, (c) verification of the existence of the Receivables with the Debtor, (d) the delivery of the cheque to the Factor in case the Company receives a cheque from the Debtor upon delivery of the goods, (e) existence of del credere protection according to § 7 of this Agreement for the Receivable, (f) provision of security(-ies) agreed on by the Company, (g) percentage of Receivable for one Debtor does not exceed 30% of the open items in the clearing account. In case the aforementioned conditions are not fulfilled, the Factor may decide at its own discretion on the payment.

6.	The Factor shall release the Security Retention as of the earlier of the following dates: (a) Settlement of the Receivable purchased, or (b) Event of del credere pursuant to § 7.

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7.	All payments shall be debited from the clearing account. The amounts on the clearing account which are used shall bear interest at a rate agreed on separately.

8.	The Purchase Price shall not be due if the Debtor raises objections against the claim due to defects (including legal defects) or raises other objections or defences (§ 8 of the Agreement) or the Company did not inform, or not in time or only provided incomplete information to the Factor about circumstances which justify objections. Payments already made by the Factor towards the Purchase Price may be reclaimed. The Factor shall not be obliged to refund the factoring charges.

§ 14
Change of bank account and payment to third parties

1.	The Factor is obliged to pay to the Company only. If the Company requests the Factor to make a payment to a third party, the Factor shall decide hereupon on a case-by-case basis and at its sole discretion.

2.	Once a year the Company may change its bank account for payments by the Factor free of charge. The Company shall indemnify the Factor for any misdirected payments upon the change of account.

§ 15
Accounts Receivable Bookkeeping

1.	The Factor undertakes to continuously provide the Company with properly organized documents which will show the current status of the business relationship with the Factor and the Company’s debtors. The Factor’s communications must enable the Company to keep books in compliance with the provisions of commercial and tax law.

2.	The Company is obliged to send the documents necessary for proper accounts receivable bookkeeping to the Factor in time and completely, including monthly managerial analyses and quarterly interim balance sheets.

§ 16
Reminders and Legal Action

1.	The Factor shall be responsible for the reminders and further legal action for all purchased Receivables.

2.	The costs for legal action for the purchased Receivables shall be borne by the Factor insofar as the Factor takes over the del credere and the Debtor does not dispute the Receivable. If, on the other hand, the Company is liable (c.f. § 8) before or after legal action is taken, the Company shall bear the costs, which shall be debited from the clearing account (c.f. § 9).

3.	If a Debtor disputes the Receivable in part or in full, the Company shall pay USD 50 for each accomplished or to be accomplished reminder. If the Factor decides at its own discretion to engage its legal department or an external lawyer with the further pursuit of such Receivables, costs amounting to USD 250 per hour (minimum billable increment is 15 minutes) will be charged.

4.	If the actions as per no. 3 are not successful, the Company shall at the Factor’s request make an advance payment, in each case for the proceedings before the court of first instance, in the amount which is expected to become necessary as court costs and legal fees, taking account of the amounts payable by the Factor if the Factor entirely or partly loses the case. If the Company does not comply with this request, the Factor may deny del credere protection and proceed pursuant to § 8 no. 2. If the Factor wins entirely or partially, the Factor must compensate the Company for the costs paid by it in the proportion of the final and non-appealable decision taken by the court as to the costs whereby the Factor was awarded a claim against the Debtor for the reimbursement of costs.

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§ 17
Special Co-operation Duty

The Company shall assist the Factor to the best of its ability in collecting the Receivables by providing information and documents. The Company shall make all declarations which may be needed to collect the Receivables. The Company shall also assist the Factor in any efforts to enforce security.

§ 18
Disclosure of the Factoring Procedure and Terms of Payment

1.	The Company must inform the Debtors in writing of the factoring and the assignment of the Receivables and have the Debtor’s consent confirmed in writing. For this purpose, it must use the text prescribed by the Factor.

2.	The Company’s invoices shall state in a clearly legible form that the Receivable has been assigned to the Factor and that payments with discharging effect can only be made to the Factor, by means of a transfer to the accounts indicated by the Factor. The original invoices shall therefore bear the following assignment notice on the front page:

“The underlying accounts receivable of the invoice has been assigned to Tradewind GmbH, Flughafenstr. 83, 41066 Mönchengladbach, Germany. Your liability remains in force until settlement of the full invoice amount is received into the account of BANK’S NAME, SORTING CODE, SWIFT, ACCOUNT NO.”

3.	The same notice shall be included by the Company in its terms of delivery and payment.

4.	The following clauses are to be included in the terms of delivery and payment of the Company to be agreed on with its Debtors:

“(a)	The goods shall remain the property of the supplier until all claims arising out of the business relationship between the parties have been settled by the customer in full. The customer is (until revocation by the supplier) authorised to resell the goods in the ordinary course of business. Claims for payment of the purchase price arising out of the resale are herewith assigned to the supplier. Procession or transformation of the purchased goods by the customer are always made for the account of supplier. In case the purchased goods are processed with goods which do not belong to the supplier, the supplier obtains the co-ownership with regard to the new thing, in proportion to the value of the purchased goods to the processing goods at the time of the procession. The same shall apply for the mixture of goods. If the good of the customer is considered to be main good, the customer shall transfer the proportionate co-ownership to the supplier.

(b)	The customers (purchasing) conditions shall apply only insofar as they are not inconsistent with these delivery and payment conditions.

(c)	The supplier has the right to assign the claims arising from its business relationship.”

§ 19
Safeguarding the Factor’s Interests by the Company

1.	The Company shall promptly inform the Factor if it becomes aware of circumstances which concern a Debtor’s inability to make payments or may endanger the collection of an assigned Receivable. The same shall apply if a Debtor entirely or partly disputes its payment obligation, or asserts counterclaims, for whatever reason.

2.	The Company shall promptly inform the Factor if one of its suppliers revokes or modifies the authorization of the Company to resell the goods sold subject to retention of title and to collect the claims arising from such sale.

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§ 20
Receipt of Payment by the Company

1.	Payments received by the Company or on accounts of the Company in respect of Receivables shall be accepted by the Company as a trustee for the Factor and must be transferred to the Factor without undue delay together with proof of payment. The Company and the Factor hereby agree that all claims against the bank concerned in the amount paid by the Debtor shall be assigned to the Factor. The Factor is irrevocably authorized to instruct the bank to transfer Debtor’s payments received by the bank to the Factor.

2.	Until the payment is received on the Factor’s account, the Company shall pay a fee of 0,75% of the invoice amount per day for a maximum period of 30 days.

3.	The Company and the Factor agree that title to negotiable instruments (like bills, cheques or postal cheques) received by the Company for Receivables shall pass over to the Factor as soon as the Company acquires the papers. The Company assigns its rights arising from the instruments to the Factor in advance. The instruments shall be kept by the Company as a trustee until they are delivered to the Factor. If the Company does not obtain direct possession, it hereby already assigns to the Factor its claim for restitution by third parties, and the Factor accepts the assignment. If necessary, the Company shall endorse the instruments and deliver them to the Factor without undue delay.

§ 21
Return of Goods and/or Rejection of Services

1.	The Company shall inform the Factor without undue delay of any return of goods or rejection of services and specify the reasons.

2.	The Company and the Factor agree that title to the returned goods shall pass over to the Factor insofar as the Factor is not already the owner. The Company shall keep these goods separately from other goods for the Factor.

§ 22
Information Duties of the Company

1.	The Factor has the right to inspect the business records and other documents of the Company in order to audit the Receivables assigned to it and to monitor compliance with the provisions of this Agreement and of any applicable laws and regulations, to the extent necessary for this purpose.

2.	The Company shall in particular provide the Factor with (1) valid identification or corporate documents of the shareholder(s), managers, authorized signatories and ultimate beneficial owners of the Company, (2) environmental and social certificates and/or permits as per applicable law to the satisfaction of the Factor, and (3) its annual financial statements within three (3) months upon end of the financial year of the Company. In addition, the Factor shall receive the quarterly financial statements of the Company.

3.	The Company shall promptly inform the Factor about all planned changes of a legal or financial nature and of all measures taken in pursuance of its business policies insofar as they can in principle affect the existence and enforceability of Receivables and security.

4.	The Company shall inform the Factor as well about any changes regarding the Company itself, including but not limited to changes regarding the shareholders, directors, corporate structure, address and contact persons.

5.	In case and as long as the Company fails to comply with any of the above obligations, the Factor shall have the right to retain any payment to the Company.

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§ 23
Assignment of Claims against the Factor

Claims which the Company has against the Factor under this Agreement can be assigned only with the Factor’s written consent.

§ 24
Set-off by the Company and Crediting of Payments Received by the Factor

1.	The Company may set off its own claims only to the extent that they have been expressly acknowledged by the Factor or awarded by final and non-appealable judgement.

2.	All payments made by a Debtor in respect of Receivables may be credited by the Factor, regardless of their designated purpose in relation to the Company, first to the purchased Receivables (or parts of Receivables) from this Debtor.

§ 25
Term and Termination of the Agreement

1.	The term of this agreement shall begin on August 7th, 2025 (“Effective Date”) and continue (minimum term) until the last day of the twelfth (12) month hereafter and can be terminated at the latest three (3) months before the end of the minimum term. In case no written notice is given, this Agreement shall be automatically renewed for another twelve (12) months unless terminated at the latest three (3) months prior to the respective end of each renewal period.

2.	The termination shall take effect only if the balance on the clearing account is zero.

3.	Both parties have the right to terminate the Agreement at any time without notice if there is an important cause (fristlose Kündigung aus wichtigem Grund).

4.	In the case of the Factor, important cause shall (in particular) exist upon the occurrence of any of the following: (a) if incorrect information was provided about the financial situation of the Company or of its Debtors, (b) if the financial situation of the Company changes compared to the situation at the time of the conclusion of this Agreement in such a way that the Factor cannot reasonably be expected to continue the Agreement to the next effective date of termination, taking account of usual banking aspects, (c) if the Company violates contractual obligations, especially co-operation duties, and thereby makes it significantly more difficult or impossible for the Factor to exercise its rights, (d) if the Company accepts payments from the Debtor which serve to discharge a purchased Receivable, and fails to forward this payment to the Factor within 5 days of receipt of the payment, (e) if the Company does not provide the security dealt with in § 6 no. 1 and also fails to do so within an additional period of time defined by the Factor in a letter threatening to terminate this Agreement, and (f) if the Company violates § 27 below.

5.	There is an important reason for termination in any case where the institution of composition or bankruptcy proceedings against the Company is applied for, cheques or bills go to protest, or the Company is insolvent or over-indebted.

§ 26
Inactive Account

1.	If there is no account activity on the clearing account for a period of 2 (two) months, the clearing account of the Company will be deactivated. Account activities for this purpose are only those which are effected by booking of new Receivables.

2.	If the Company offers the Factor Receivables for purchase after deactivation of the account, the account may be reactivated at the discretion of the Factor. The reactivation fee is 0.25% of the Facility as set out in Annex 1.

3.	The Factor will not purchase any Receivables as long as the account is deactivated.

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§ 27
Compliance with Laws and Sanctions

1.	The Company warrants and undertakes (1) to comply in all material respects with all applicable (national and international) laws, rules, regulations and orders binding on it (including without limitation, all environmental, social, health and safety (in particular life and fire safety), and labour requirements, freedom of association and the effective recognition of collective bargaining, prohibition of all forms of compulsory labour, prohibition of child labour and elimination of discrimination in respect of employment), its business and assets, in all respects related to the performance of this Agreement and while operating its business; and (2) to comply with all Sanctions. “Sanctions” mean the economic sanctions laws, regulations, embargoes or restrictive measures (as may be amended from time to time) administered, enacted or enforced by any of the EU, including its member states, UK, Switzerland, USA, UN, or the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the United States Department of Treasury’s Office of Foreign Assets Control (OFAC), the United States Department of State, the United States Department of Commerce, and HM Treasury. “Sanctioned Entity” means any person or entity subject to Sanctions. “Sanctioned Territory” means any country, jurisdiction or territory subject to Sanctions.

2.	The Company -among others-: (a) shall not have any involvement or connection directly or indirectly with a Sanctioned Entity or Sanctioned Territory; (b) shall ensure that no goods or services are sourced from or originated with a Sanctioned Entity or Sanctioned Territory or violate any Sanctions, (c) shall inform the Factor in due course about any active criminal or other public investigation led by a public authority with charges of Sanctions violations against the Company, or any of its subsidiaries, against its shareholders, directors, officers or employees, affiliates, agents, joint venture partners, or representatives; and (d) warrants that in the last five years, the Company, nor any of its subsidiaries, nor, to its best knowledge after due and careful enquiry, directors, officers or employees, affiliates, agents, joint venture partners, or representatives have engaged in, directly or indirectly, any dealings or transactions with or relating to any person or entity that at the time of the dealing or transaction is or was the subject or the target of Sanctions.

3.	The undertakings in § 27 (1) and (2) shall only apply for the benefit of a Party if and to the extent that by agreeing to or accepting any rights under or enjoying the benefit of (including by exercising any rights on the grounds of a breach of or with respect to any request under) the provision does not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 (as amended from time to time) protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, sec. 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) and/or any other applicable anti-boycott laws or regulations.

4.	The Company shall not, directly or indirectly (including, without limitation, by way of providing debt of equity financing to any party engaged in an Excluded Activity) engage in any activity, production, use, distribution, business or trade involving (a) forced or child labor, (b) activities or matters deemed illegal under the applicable laws or regulations of foreign countries or international conventions and agreements, or subject to international phase-outs or bans, involving, without limitation, (i) ozone depleting substances, PCB’s (Polychlorinated Biphenyl’s) and other specific, hazardous pharmaceuticals, pesticides/herbicides or chemicals, (ii) wildlife or products regulated under the Convention on International Trade in Endangered Species or Wild Fauna and Flora, or (iii) unsustainable fishing methods (for example, blast fishing and drift net fishing in the marine environment using nets in excess of 2.5 km in length), (c) cross-border trade in waste and waste products, unless compliant to the Basel Convention and the underlying regulations, (d) destruction of environmentally sensitive, regulated or protected ecosystems or High Conservation Value (“HCV”) areas (HVC areas are defined as natural habitats where these values are considered to be of outstanding significance or critical importance, including the destruction of the Amazons due to meat processing and production), (e) radioactive materials and disrupted asbestos fibers, (f) pornography and/or prostitution, (g) racist and/or anti-democratic media, (h) alcohol beverages (except beer and wine), (i) tobacco, (j) weapons and munitions, or (k) gambling, casinos and similar enterprises (as to (h) through (k), to the extent a substantial part of underlying activities. As used herein “Excluded Activities” means the activities identified in clauses (a) through (k) of the preceding sentence.

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§ 28
Confidentiality

1.	Each Party agrees to maintain the confidentiality of any Confidential Information of the other Party, and to use such Confidential Information only for the purpose of exercising its rights and performing its obligations under this Agreement. As used herein, Confidential Information means all financial, commercial, customer, internal, operating and other data that has or could have commercial value or other utility in the business in which the Parties are engaged, including business and financial proposals, information, which has not been made publicly available by the Discloser.

2.	Notwithstanding the foregoing, the Factor may disclose Confidential Information of the Company to any of its affiliates within the Tradewind-Group. Either Party may disclose Confidential Information obtained from the other Party to any authority of competent jurisdiction if disclosure is required pursuant to a court order or instruction or request of any Regulator or supervisory authority having jurisdiction over it, provided that the disclosing Party shall have given the other Party prompt notice thereof (unless it has a legal obligation to the contrary) so that the other Party may seek a protective order or other appropriate remedy to prevent disclosure.

3.	This clause shall survive termination of this Agreement, however arising.

§ 29

Data Protection

1.	By signing this Agreement the Company acknowledges and agrees that the Factor has the right to store, process and confidentially pass on to third parties all information and data regarding the Company to the extent necessary to implement this Agreement.

2.	The Company hereby also agrees that the Factor may process personal data in accordance with the European General Data Protection Regulation (“GDPR”) and, if applicable, relevant national data protection laws, and in particular, disclose, transfer or share the personal data with third parties in the event that such disclosure is either required by (1) any regulatory authorities under the relevant laws or regulations, or (2) for purposes of entering into or performing its duties under this Agreement and for any purposes connected with the services offered and provided by the Factor.

3.	The Factor may transfer Personal Data to parties in the European Union/EEA or in third countries (some of which may be in countries which do not have laws protecting the use of Personal Data) in accordance with the GDPR. The Company acknowledges that the data protection legislation outside European Union/EEA may not offer the same level of protection as the GDPR.

4.	The Company hereby consents to the Factor sharing personal data the Factor holds as a data controller or data processor with entities of the Tradewind-Group or other advisers in connection with conflict clearance and other administration or compliance requirements.

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§ 30
Written Form

Any amendment of or addition to this Agreement and the annex(es) must be made in writing. This shall apply in particular to a waiver of adhering to the written form. Additional verbal agreements are regarded as not binding.

§ 31
Validity

1.	Should any provisions of this Agreement or parts of provisions of this Agreement be or become invalid or impracticable, the validity of the remaining provisions shall not be affected thereby.

2.	In the event any provisions of this Agreement or parts of provisions become invalid or impracticable pursuant to no. 1 above, a supplementary and/or replacing provision shall be agreed on which reflects and/or most effectively serves the expressed or, if need be, presumed intentions of the parties, taking account of the purpose of the Agreement.

§ 32
Place of Performance, Jurisdiction, Governing Law

1.	The Company formally acknowledges that it will act in its own financial interest and not at someone’s direction (especially not as a trustee). This is in effect for all the auxiliary accounts that the Company is intending to open during its existing business relationship with the Factor.

2.	The place of performance and jurisdiction for all disputes under this Agreement is Mönchengladbach; however, the Factor may at its option also sue before any other court having jurisdiction.

3.	This Agreement and the assignment of the Receivable under this Agreement and all matters (including non-contractual duties and claims) arising from or in connection with it shall be governed by and construed in accordance with the laws of the Federal Republic of Germany save to the extent that any assignment is governed by other laws as set out in the relevant schedule hereto and that in rem transfer, disposal of (Verfügung über), or the effects of a security interest created in relation to any asset is concerned which is mandatorily governed by a law other than German law, which shall be governed by such law and save as otherwise provided herein.

4.	This agreement was drawn up twice. Each party has received a signed copy.

[Signature Page Follows]

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The Parties hereto have duly executed this Agreement on the day written below:

Mönchengladbach, August 7, 2025

Tradewind GmbH

Scottsdale, August 7, 2025

For and on behalf of Sonim Technologies, Inc.
Print Name:
Title:
Stamp

16

Annex: Rates and Fees

to the Factoring Agreement dated August 7, 2025 with Sonim Technologies, Inc.

The following rates and fees are based on the structural data provided by the Company:

Annual Sales: EUR 15,000,000

Name of debtors & their countries: Brodos AG (Germany), Ingram Micro BV (Netherlands), Capestone BV (Netherlands), Modino AS (Norway), TCCM (Czech), Telia (Finland), Telia (Sweden)

Should it turn out that the actual structural data differs significant from the above information during the contract term, the Factor reserves the right to modify the rates and fees accordingly.

Facility	EUR 3,000,000
Financing Rate (cf. § 12 no. 1)	85%
Currency	EUR

Factoring Fees	Time for payment			Fees
	Up to	30	Days	0.55	% of the invoiced amount
	Up to	45	Days	0.80	% of the invoiced amount
	Up to	60	Days	1.10	% of the invoiced amount
	Up to	75	Days	1.35	% of the invoiced amount
	Up to	90	Days	1.65	% of the invoiced amount

Grace Period	5 days after each fee tier
Late Fee	0.18% for each beginning week after day 95
Interest Rate (cf. § 13 no. 2)	The greater of 4.00%, or EURIBOR + 3.50%
Risk Surcharge (cf. § 13 no. 1)	0.06% of the limit approved for the Debtor per month
Invoice Surcharge	for invoices below EUR 5,000: 0.20%
Non-utilization Fee (based on Annual Sales)	EUR 70,000 per year, effective as of August 7, 2025.
Credit Check Fee (cf. § 3 no. 2)	EUR 175 annually per Debtor
EDI- Invoice Submission (cf. § 11 no. 3)	EUR 15 per not via EDI submitted invoice EUR 50 per inaccurately submitted invoice via EDI
Collection Fee for not submitted invoices	The respective lowest tier of Factoring Fees shall apply
Compliance Fee	N/A
Setup / Due Diligence Fee	USD 3,000 paid upon signing of Term Sheet
Securities	N/A
Miscellaneous	N/A

Mönchengladbach, August 7, 2025	Scottsdale, August 7, 2025

Tradewind GmbH	Sonim Technologies, Inc.